Exhibit 99.1

Burlington Stores, Inc. Reports Second Quarter 2017 Results above Guidance

Raises Full Year 2017 Outlook

o	On a GAAP basis, total sales rose 8.6%, net income increased 130%, diluted EPS increased 136%, and merchandise inventories decreased 2%
o	On a Non-GAAP basis,
-	Comparable store sales increased 3.5%
-	Adjusted EBITDA increased 28% to $127 million, up 140 basis points
-	Adjusted EPS rose 85% to $0.72
-	Comparable store inventory decreased 8%
o	Outlook for FY17 Adjusted EPS increased to $4.11-$4.18, up from $3.86-$3.96

BURLINGTON, New Jersey; August 24, 2017 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the second quarter ended July 29, 2017.

Tom Kingsbury, CEO, stated, “We are extremely pleased to report strong second quarter results, driven by a 3.5% comparable store sales increase, which was on top of a 5.4% comparable increase in last year’s second quarter. Our overall 8.6% sales growth, along with our 140 basis point adjusted operating margin improvement, enabled the Company to drive an 85% increase in Adjusted EPS in the second quarter, well ahead of our guidance.  Our inventories are fresh, we are well positioned for Back to School, and we have significant open-to-buy entering the third quarter as opportunities remain plentiful.  I want to thank our store, supply chain and corporate teams for contributing to these strong results.”

Fiscal 2017 Second Quarter Operating Results:

•

Total sales increased 8.6% over the prior year period to $1,363 million. This growth was driven by an increase of $70 million from new and non-comparable stores, as well as a 3.5% increase in comparable store sales. The 3.5% comparable store sales increase was on top of a strong 5.4% increase in the second quarter of Fiscal 2016.

•

Gross margin expanded by 110 basis points over last year’s levels to 40.7% driven primarily by increased merchandise margin. In addition, product sourcing costs as a percent of sales improved 10 basis points vs. the prior year’s quarter.  Product sourcing costs are included in selling, general and administrative expenses (SG&A).

•

SG&A, less product sourcing costs, as a percentage of sales, was 27.1%, representing a 10 basis point improvement compared with the Fiscal 2016 second quarter. This result included the previously disclosed $3 million in expenses that shifted from the first quarter of Fiscal 2017 to the second quarter.

•

Other revenue/other income increased approximately 10 basis points above last year, primarily driven by the previously disclosed timing shift of the Company’s NJ Grow Tax credits. These credits were sold for approximately $2.5 million in the second quarter, comparable to the amount sold in the first quarter of last year.

•

The effective tax rate on a GAAP basis improved 1,200 basis points to 25.6% driven primarily by the adoption of the new share-based compensation accounting, which contributed 1,140 basis points of the improvement. Exclusive of the accounting change for share-based compensation, the effective tax rate was 37.0% compared with 37.6% during last year’s second quarter. The improvement was primarily driven by a reduction of state income taxes.

•

Net income increased 130% over the prior year period to $47 million, or $0.66 per diluted share vs. $0.28 last year, and Adjusted Net Income increased 82% to $51 million, or $0.72 per diluted share vs. $0.39 last year. These improvements were driven primarily by top line growth and margin expansion, share repurchases since the end of the second quarter last year, and the $7 million benefit from the adoption of the new share-based compensation accounting.

•

Fully diluted shares outstanding were 70.8 million at the end of the quarter compared with 72.0 million outstanding at the end of last year’s second quarter.  The decrease was primarily the result of share repurchases under the Company’s share repurchase programs. Since the end of the second quarter of Fiscal 2016, the Company has repurchased 3.2 million shares of its common stock under its share repurchase programs.

•

Adjusted EBITDA increased 28%, or $28 million above the prior year period, to $127 million. The 140 basis point expansion in Adjusted EBITDA as a percentage of sales was primarily driven by gross margin expansion.

First Half Fiscal 2017 Results

•

Total sales increased 6.8%, which included a comparable store sales increase of 2.0% over the first half of Fiscal 2016.  Net income increased 71% over the prior year period to $99 million, or $1.40 per diluted share vs $0.80 last year. Adjusted EBITDA increased by 20%, or $44 million above last year, to $264 million, representing a 110 basis point increase in rate for the first half of Fiscal 2017 versus the prior year period.  Adjusted net income of $107 million was up 54% versus last year, while diluted adjusted EPS was $1.51 for the first half of Fiscal 2017 versus $0.97 in the prior year period.

Inventory

•

Merchandise inventories were $727 million vs. $745 million last year.  This decrease was primarily due to an 8% decline in comparable store inventory which contributed to a 10% improvement in comparable store inventory turnover.  The decline also reflected a slight decrease in pack and hold inventory, which was 27% of total inventory at the end of the second quarter of Fiscal 2017 compared to 28% at the end of the second quarter of Fiscal 2016.

Share Repurchase Activity

•

During the second quarter, the Company invested $112 million of cash to repurchase 1,226,450 shares of its common stock ending the period with approximately $39 million remaining on its previous share repurchase program. In addition, we are pleased to announce that on August 16, 2017, our Board of Directors authorized the repurchase of up to an additional $300 million of common stock, which is expected to be executed over the next 24 months.

Full Year Fiscal 2017 and Third Quarter 2017 Outlook

For the full Fiscal Year 2017 (the 53-weeks ending February 3, 2018), the Company now expects:

•

Total sales to increase in the range of 8.4% to 8.9%, including 1.4% from the 53rd week; this assumes comparable store sales to increase in the range of 2% to 3% for the second half of the year, resulting in a  full year comparable store sales increase of 2% to 2.5% on top of the 4.5% increase during Fiscal 2016;

•	Interest expense of approximately $58 million;
•

Adjusted EPS in the range of $4.11 to $4.18, utilizing a fully diluted share count of approximately 70.5 million, as compared with $3.24 in Fiscal 2016. This includes an expected benefit from the 53rd week of approximately $0.04 per share, and an anticipated increase of approximately $0.17 per share resulting from the recent change in accounting rules for share-based compensation.

•	Adjusted EBITDA margin expansion to increase 70 to 80 basis points; and
•	To open 37 net new stores, and invest Net Capital Expenditures of approximately $210-215 million.

For the third quarter of Fiscal 2017 (the 13 weeks ending October 28, 2017), the Company expects:

•	Total sales to increase in the range of 6.7% to 7.7%;
•	Comparable store sales to increase in the range of 2% to 3% on top of a 3.7% increase during the third quarter of Fiscal 2016; and
•

Adjusted EPS in the range of $0.58 to $0.61, inclusive of $0.01 benefit from the recent accounting change for share-based compensation and utilizing a fully diluted share count of approximately 69.7 million shares, as compared to $0.51 last year.

The Company has provided non-GAAP guidance as set out above. This does not reflect the impact of potential future non-GAAP adjustments on GAAP net income or GAAP diluted net income per share because the need for some of these adjustments, and their impact, cannot be predicted with reasonable certainty. The adjustments that cannot be predicted with reasonable certainty include, but are not limited to, costs related to debt amendments, secondary offerings, loss on extinguishment of debt, and impairment charges as well as the tax effect of such items.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share and Adjusted Operating Margin. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Second Quarter 2017 Conference Call

The Company will hold a conference call on Thursday, August 24, 2017 at 8:30 a.m. Eastern Time to discuss the Company’s second quarter results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning at 11:30 am ET, August 24, 2017 until 11:59 pm ET on September 7, 2017. The U.S. toll-free replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13667742. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2016 revenue of $5.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company had 600 stores as of the end of the second quarter of Fiscal 2017, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contact:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements.

Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
REVENUES:
Net sales	$1,363,224	$1,255,053	$2,709,769	$2,537,723
Other revenue	5,756	5,663	11,430	11,877
Total revenue	1,368,980	1,260,716	2,721,199	2,549,600
COSTS AND EXPENSES:
Cost of sales	808,126	757,622	1,604,522	1,526,303
Selling, general and administrative expenses	437,196	407,102	858,052	810,487
Costs related to debt amendments	—	1,346	—	1,346
Stock option modification expense	42	178	105	414
Depreciation and amortization	48,700	44,613	96,712	90,158
Impairment charges-long-lived assets	988	—	988	109
Other income - net	(3,680)	(1,717)	(5,586)	(5,886)
Loss on extinguishment of debt	—	3,805	—	3,805
Interest expense	14,544	15,084	28,058	30,036
Total costs and expenses	1,305,916	1,228,033	2,582,851	2,456,772
Income before income tax expense	63,064	32,683	138,348	92,828
Income tax expense	16,162	12,289	39,078	34,920
Net income	$46,902	$20,394	$99,270	$57,908

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	July 29,	January 28,	July 30,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$32,648	$81,597	$30,469
Restricted cash and cash equivalents	27,800	27,800	27,800
Accounts receivable—net	58,941	43,252	41,902
Merchandise inventories	726,985	701,891	744,965
Prepaid and other current assets	102,089	73,784	86,895
Total current assets	948,463	928,324	932,031
Property and equipment—net	1,080,181	1,049,447	1,024,919
Goodwill and intangible assets—net	486,285	498,244	511,645
Deferred tax assets	7,282	7,973	—
Other assets	89,557	90,495	97,659
Total assets	$2,611,768	$2,574,483	$2,566,254

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$603,960	$640,326	$546,035
Other current liabilities	317,513	354,870	291,353
Current maturities of long term debt	1,823	1,638	1,512
Total current liabilities	923,296	996,834	838,900
Long term debt	1,276,443	1,128,843	1,351,830
Other liabilities	289,891	290,683	284,083
Deferred tax liabilities	218,038	207,935	195,175
Stockholders' deficit	(95,900)	(49,812)	(103,734)
Total liabilities and stockholders' deficit	$2,611,768	$2,574,483	$2,566,254

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	July 29,	July 30,
	2017	2016
OPERATING ACTIVITIES
Net income	$99,270	$57,908
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	96,712	90,158
Deferred income taxes	10,365	(4,603)
Non-cash loss on extinguishment of debt	—	3,805
Non-cash stock compensation expense	12,487	7,376
Non-cash rent	(13,667)	(15,712)
Deferred rent incentives	10,275	9,681
Changes in assets and liabilities:
Accounts receivable	(11,111)	(5,034)
Merchandise inventories	(25,094)	38,263
Accounts payable	(35,447)	(53,238)
Other current assets and liabilities	(77,635)	(24,244)
Long term assets and liabilities	(1,105)	2,440
Other operating activities	7,127	2,847
Net cash provided by operating activities	72,177	109,647
INVESTING ACTIVITIES
Cash paid for property and equipment	(107,800)	(75,949)
Other investing activities	1,100	203
Net cash (used in) investing activities	(106,700)	(75,746)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	680,900	887,400
Principal payments on long term debt—ABL Line of Credit	(533,500)	(831,500)
Proceeds from long term debt—Term B-4 Loans	—	1,114,208
Principal payments on long term debt—Term B-3 Loans	—	(1,117,000)
Purchase of treasury shares	(164,238)	(76,155)
Other financing activities	2,412	(1,300)
Net cash used in financing activities	(14,426)	(24,347)
(Decrease) increase in cash and cash equivalents	(48,949)	9,554
Cash and cash equivalents at beginning of period	81,597	20,915
Cash and cash equivalents at end of period	$32,648	$30,469

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA and Adjusted Operating Margin

The following tables calculate the Company’s Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA (earnings before (i) net interest expense, (ii) loss on the extinguishment of debt, (iii) costs related to debt amendments, (iv) stock option modification expense, (v) depreciation and amortization, (vi) impairment charges, (vii) amounts related to certain ongoing litigation and (viii) taxes) and Adjusted Operating Margin (EBIT), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, (iii) stock option modification expense, (iv) loss on extinguishment of debt, (v) impairment charges and (vi) amounts related to certain ongoing litigation, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Earnings per Share is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted Operating Margin is defined as net income for the period plus (i) net interest expense, (ii) net favorable lease amortization, (iii) loss on the extinguishment of debt, (iv) costs related to debt amendments, (v) stock option modification expense, (vi) impairment charges, (vii) amounts related to certain ongoing litigation and (viii) taxes.

The Company presents Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA and Adjusted Operating Margin because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA and Adjusted Operating Margin provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA and Adjusted Operating Margin may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted Earnings per Share for the three and six months ended July 29, 2017 compared with the three and six months ended July 30, 2016:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Reconciliation of net income to Adjusted Net Income:
Net income	$46,902	$20,394	$99,270	$57,908
Net favorable lease amortization (a)	5,912	5,852	11,921	12,074
Costs related to debt amendments (b)	—	1,346	—	1,346
Stock option modification expense (c)	42	178	105	414
Loss on extinguishment of debt (b)	—	3,805	—	3,805
Impairment charges (d)	988	—	988	109
Litigation accrual (e)	—	1,400	—	1,400
Tax effect (f)	(2,569)	(4,731)	(4,815)	(7,200)
Adjusted Net Income	$51,275	$28,244	$107,469	$69,856
Fully diluted weighted average shares outstanding (g)	70,801	71,987	71,153	72,205
Adjusted Earnings per Share	$0.72	$0.39	$1.51	$0.97

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three and six months ended July 29, 2017 compared with the three and six months ended July 30, 2016:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Reconciliation of net income to Adjusted EBITDA:
Net income	$46,902	$20,394	$99,270	$57,908
Interest expense	14,544	15,084	28,058	30,036
Interest income	(35)	(14)	(70)	(28)
Loss on extinguishment of debt (b)	—	3,805	—	3,805
Costs related to debt amendments (b)	—	1,346	—	1,346
Stock option modification expense (c)	42	178	105	414
Depreciation and amortization	48,700	44,613	96,712	90,158
Impairment charges (d)	988	—	988	109
Litigation accrual (e)	—	1,400	—	1,400
Tax expense	16,162	12,289	39,078	34,920
Adjusted EBITDA	$127,303	$99,095	$264,141	$220,068

The following table shows the Company’s reconciliation of net income to Adjusted Operating Margin for the three and six months ended July 29, 2017 compared with the three and six months ended July 30, 2016:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Reconciliation of net income to Adjusted Operating Margin:
Net income	$46,902	$20,394	$99,270	$57,908
Interest expense	14,544	15,084	28,058	30,036
Interest income	(35)	(14)	(70)	(28)
Net favorable lease amortization (a)	5,912	5,852	11,921	12,074
Loss on extinguishment of debt (b)	—	3,805	—	3,805
Costs related to debt amendments (b)	—	1,346	—	1,346
Stock option modification expense (c)	42	178	105	414
Impairment charges (d)	988	—	988	109
Litigation accrual (e)	—	1,400	—	1,400
Tax expense	16,162	12,289	39,078	34,920
Adjusted Operating Margin	$84,515	$60,334	$179,350	$141,984

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income.

(b)	Represents costs related to the repricing of our Term Loan Facility during the second quarter of Fiscal 2016.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	Represents impairment charges on long-lived assets.
(e)	Represents amounts charged for certain ongoing litigation.
(f)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (e).
(g)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.